Exhibit 99.4

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) made as of February 3, 2011 by and between GRIFFON CORPORATION, a Delaware corporation (hereinafter “Griffon”) and RONALD J. KRAMER (hereinafter “Kramer”).

WITNESSETH:

WHEREAS, Griffon and Kramer entered into an Employment Agreement dated as of March 16, 2008 (hereinafter the “Employment Agreement”);

NOW, THEREFORE, the parties hereto agree to amend the Employment agreement as follows, effective as of the date hereof:

1.                                      Section 4(b) shall be amended by deleting the phrase “of between 0% and 250% of Salary, with a target bonus of 150% of Salary (the “Target Bonus”),” from the first sentence thereof.

2.                                      Section 7(b) shall be amended by inserting the phrase “and driver” immediately following the term “automobile” and by inserting the phrase “the driver’s salary,” immediately preceding the phrase “lease payments.”

3.                                      The following new sentence shall be added to the end of Section 9(i):

“For purposes of this Section 9 and Section 1(j), “Target Bonus” shall mean 150% of Salary then in effect.”

4.                                      Section 8(c) shall be amended by deleting the amount “$5,000,000” and inserting the amount “$10,000,000” in place thereof.

5.                                      The following new paragraph (iii) shall be added to Section 11(a):

“(iii) Change in Control After the Fourth Anniversary of the Commencement Date, but Prior to January 1, 2013. Upon the occurrence of a change in control or ownership (or other similar event) after the fourth anniversary of the Commencement Date, but prior to January 1, 2013, if all or any portion of the payments provided under this Agreement, and/or any other payments and benefits that Kramer receives or is entitled to receive from Griffon, a Subsidiary or any other person, whether or not under an existing plan, arrangement or other agreement, constitutes a Parachute Payment and will result in the imposition on Kramer of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which Kramer is entitled under this Agreement, Griffon shall pay him an amount in cash equal to the difference between (A) the excise taxes payable by him by reason of receiving Parachute Payments using a “Base Amount” calculated under Section 280G(b)(3) of the Code and (B) the excise taxes payable using an adjusted base amount that takes into account Kramer’s

“annualized includible compensation for the base period” (as defined in Section 280G(d)(1) of the Code, but without regard to Section 280G(d)(3) of the Code) assuming, for purposes of this subparagraph (B), that the applicable base period only includes the calendar years 2008 through 2011 (the “Differential Payment”), plus the amount necessary to put him in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Differential Payment (including without limitation any payments under this Section 11)) as if no excise taxes had been imposed with respect to the Differential Payment. Notwithstanding the foregoing, in the event that the aggregate amount of Parachute Payments is no more than 10% greater than the Safe-Harbor Amount, Kramer shall not be entitled to a payment under this paragraph (iii) and the Parachute Payments shall instead be reduced as provided in paragraph (i) in an amount sufficient to reduce the aggregate amount of Parachute Payments below the Safe-Harbor Amount.”

6.                                      The following new sentence shall be added to the end of Section 11(a)(i):

“Any such reduction in the preceding sentence shall be made in the following order, (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.”

7.                                      Section 9(g)(i) shall be amended by (i) inserting the phrase “or the term of the option stated in the award agreement, whichever is shorter” immediately before the concluding period thereof and (ii) deleting the phrase “(A) all restricted stock referred to above in Section 5 not yet issued shall be issued as soon as such issuance is permissible under the terms of the Plan and shall be fully vested upon such issuance; and (B)” therefrom.

8.                                      A new Section 29 shall be added as follows:

“29.        Miscellaneous.

With respect to any provision of this Agreement that provides for reimbursement or in-kind benefits that are subject to Section 409A of the Code, (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) Kramer’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) the reimbursement of an eligible expense shall be made as soon as practicable after Kramer submits evidence satisfactory to Griffon of the incurrence of such expense, but not later than December 31 of the calendar year following the calendar year in which the expense was incurred.”

The parties hereby agree that except as specifically provided in and modified by this Amendment, the Employment Agreement is in all other respects hereby ratified and confirmed and references to the Employment Agreement shall be deemed to refer to the Employment Agreement as modified by this Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

GRIFFON CORPORATION

By:	/s/ Seth L. Kaplan
Seth L. Kaplan
Senior Vice President

/s/ Ronald J. Kramer
Ronald J. Kramer